Exhibit 3.1

ARTICLES OF INCORPORATION

OF

VALU FLIK, INC.

(a Nevada corporation)

The undersigned individual, being of full age, for the purpose of forming a corporation under and pursuant to the General Corporation Laws of Nevada and Nevada Revised Statutes Section 78, et. Seq., hereby adopts the following Articles of Incorporation:

ARTICLE I

The name of this corporation is Valu Flik, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Nevada is 6100 Neil Road, Suite 500, in the City of Reno, County of Washoe, Nevada 89511. The name of its registered agent at such address is The Corporation Trust Company of Nevada.

ARTICLE III

The nature of the business or purposes to be conducted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Nevada, as the same exists or may hereafter be amended.

ARTICLE IV

The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue is 250,000,000, consisting of 150,000,000 shares of Common Stock, par value $0.001 per share, and 100,000,000 shares of Preferred Stock, par value $0.001 per share.

The Board of Directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

The Board is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the Corporation’s stock to such persons, at such times and upon such terms and conditions as the Board shall determine, establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

The Board is further authorized from time to time to grant and issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of any class or series of the Corporation’s stock, and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock).

ARTICLE V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.            The business and affairs of the Corporation shall be managed by or under the direction of the Board.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.            The names of the person constituting the initial Board is as follows:  Robert Kelly of 163 Amsterdam Avenue # 119, New York, New York 10023.  The number and manner of in which the number of directors may be increased or decreased shall be provided for in the Bylaws of the corporation.  The directors need not be stockholders of the corporation.

C.            Any action required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors or, in cases where the action need not be approved by the shareholders, by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present.

D.            The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

E.             Any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall have been signed by a majority of stockholders entitled to vote on the matter.

F.             Special meetings of stockholders or directors of the Corporation may be called only by the President, the Board of Directors or any two directors of the corporation.

ARTICLE VI

A.            Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution duly adopted by a majority of the Board.

B.            Subject to the rights of the holders of any series of Preferred Stock then outstanding and unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board, be filled only by a majority vote of the directors then in office, whether or not less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No reduction in the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.

C.            Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

D.            Subject to the rights of the holders of any series of Preferred Stock then outstanding, unless otherwise restricted by statute, by the Certificate of Incorporation or the Bylaws of the Corporation, any director, or all of the directors, may be removed from the Board by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation then entitled to vote at the election of directors, voting together as a single class.

ARTICLE VII

No shares of any class or series of the Corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series or any other class or series of the Corporation now or hereafter authorized or issued.

There shall be no cumulative voting by the shareholders of the Corporation.

ARTICLE VIII

Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the Corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its goodwill, or (iv) to commence voluntary dissolution.

ARTICLE IX

The Board is expressly empowered to adopt, amend or repeal any of the Bylaws of the Corporation, subject to any limitations and requirements set forth in the Bylaws of the Corporation.  Any duly authorized adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Whole Board.  The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation by an affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote at the election of directors, voting as a single class.

ARTICLE X

If the General Corporation Law of Nevada is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Nevada as so amended.

The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director or officer of the Corporation (or any predecessor thereof), or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of the Corporation (or any predecessor); provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation. The right to indemnification conferred by this Article shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may indemnify to the fullest extent permitted by law, as now or hereinafter in effect, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was an employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of the stockholders of the Corporation or disinterested directors of the Corporation or otherwise.

Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE XI

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Nevada and all rights conferred upon stockholders are granted subject to this reservation.

ARTICLE XII

The name and mailing address of the incorporator are as follows:

Michael R. Monahan

c/o Adams, Monahan & Sankovitz, LLP

Chaska, MN 55318

IN WITNESS WHEREOF, the undersigned incorporator has hereunto set his hand this 25th day of July, 2005.

/s/ Michael R. Monahan
Michael R. Monahan, Incorporator